Exhibit 10.1
Compensation Arrangements with Outside Directors
In September 2010, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved an increase in the quarterly retainer from $19,375 to $20,000, effective December 1, 2010, but no change in meeting fees or committee chairperson fees (which are summarized below). Accordingly, non-management (outside) directors are now paid:
•	a quarterly retainer of $20,000;
•	$2,000 for each in-person Board meeting attended; and
•	$2,000 for each in-person committee meeting attended.
Directors who attend a Board or committee meeting telephonically are paid 75% of the applicable in-person meeting fee.
Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees are paid an additional annual fee of $13,500. The Audit Committee chairperson is paid an additional annual fee of $22,500. In addition, each outside director who was elected at FedEx’s 2010 annual meeting received a stock option for 4,600 shares of FedEx common stock. Likewise, anyone else who is elected to the Board as an outside director before the 2011 annual meeting will receive a stock option for 4,600 shares of FedEx common stock in connection with his or her election.